Exhibit 8.1

September 2, 2009	Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

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CDF Funding, Inc.
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192

Re:	CDF Funding, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as tax counsel to CDF Funding, Inc. (the “Registrant”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-158937) relating to asset-backed notes (the “Notes”) filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2009 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.
     The Notes for each series will be issued pursuant to the Master Indenture, dated as of August 12, 2004, and as supplemented by Supplement No. 1 to Master Indenture, dated as of May 5, 2005, Supplement No. 2 to Master Indenture, dated as of April 28, 2006, Supplement No. 3 to Master Indenture, dated as of June 30, 2006, Supplement No. 4 to Master Indenture, dated as of August 10, 2006, Supplement No. 5 to Master Indenture, dated as of November 9, 2006, Supplement No. 6 to Master Indenture, dated as of May 31, 2007, Supplement No. 7 to Master Indenture, dated as of August 2, 2007, Supplement No. 8 to Master Indenture, dated as of June 6, 2008, Supplement No. 9 to Master Indenture, dated as of December 30, 2008, Supplement No. 10 to Master Indenture, dated as of June 26, 2009 and Supplement No. 11 to Master Indenture, dated as of August 5, 2009 (as amended, modified or supplemented, the “Master Indenture”), between the Trust and Deutsche Bank Trust Company Americas (successor in interest to Wilmington Trust Company), as indenture trustee (the “Indenture Trustee”), as supplemented by a related indenture supplement, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee.

     We generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including:
(a) the Registration Statement,
(b) the Master Indenture,
(c) the Indenture Supplement (including the form of Notes included as exhibits thereto),
(d) the Receivables Purchase and Contribution Agreement, dated as of August 12, 2004, as amended by Amendment No. 1 to Receivables Purchase and Contribution Agreement, dated as of May 5, 2005, Amendment No. 2 to Receivables Purchase and Contribution Agreement, dated as of August 10, 2006, Amendment No. 3 to Receivables Purchase and Contribution Agreement, dated as of April 26, 2007, Amendment No. 4 to Receivables Purchase and Contribution Agreement, dated as of May 31, 2007 and Amendment No. 5 to Receivables Purchase and Contribution Agreement, dated as of December 30, 2008, between the Registrant, as seller, and the Trust, as buyer,
(e) the Amended and Restated Servicing Agreement, dated as of June 30, 2006, as amended by Amendment No. 1 to Amended and Restated Servicing Agreement, dated as of August 10, 2006, between the Trust and General Electric Capital Corporation, as master servicer,
(f) the Amended and Restated Trust Agreement, dated as of August 12, 2004, between the Registrant and The Bank of New York Mellon, f/k/a The Bank of New York, as trustee and
(g) the Receivables Sale Agreement, dated as of August 12, 2004, as amended by Amendment No. 1 to Receivables Sale Agreement, dated as of May 5, 2005, Amendment No. 2 to Receivables Sale Agreement, dated as of August 10, 2006, Amendment No. 3 to Receivables Sale Agreement, dated as of November 9, 2006 and Amendment No. 4 to Receivables Sale Agreement, dated as of April 26, 2007, between certain seller parties thereto, and the Registrant, as buyer.
     The documents referred to in clauses (b) through (g) are collectively referred to as the “Operative Documents”.
     As special tax counsel to the Registrant, we have advised the Registrant with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading “U.S. Federal Income Tax Consequences” in the base prospectus forming part of the Registration Statement (“Base Prospectus”) and the heading “Structural Summary—Tax Status” in the prospectus supplement forming a part of the Registration Statement (“Prospectus Supplement”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate.

     The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
     This opinion is furnished by us as special counsel for the Registrant and may be relied upon by you only in connection with the transactions contemplated by the Operative Documents. It may not be used or relied upon by you for any other purpose without our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
     This opinion letter is based on the facts and circumstances set forth in the Base Prospectus, the form of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Base Prospectus, form of prospectus supplement and the Operative Documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.
     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the SEC thereunder, with respect to any part of the Registration Statement, including this exhibit.
Respectfully submitted,
/s/ Mayer Brown LLP
MAYER BROWN LLP